MIDWAY GOLD WELCOMES MATT GOLDFARB AS NEW DIRECTOR

DENVER, CO – January 29, 2016 – Midway Gold Corp. (the “Company” or “Midway”) announces that Matt Goldfarb has joined the Board of Directors of the Company.

Mr. Bill Zisch,  President and CEO, stated, “We are pleased to have Matt join the Board of Directors of Midway. His experience with restructuring companies combined with a background in the coal mining business will benefit the Midway Board. I look forward to working with Matt.”

Mr. Goldfarb is currently Chief Restructuring Office and Acting Chief Executive Officer at Cline Mining Corporation. The Cline Mining Group is an international Canadian mining and minerals exploration company headquartered in Toronto, Canada holding coal resources in Colorado, USA and projects in Ontario, Canada and Madagascar. Most recently, Mr. Goldfarb was CEO of Xinergy Ltd., a coal company with operations in the central Appalachia area of the US. His experience includes extensive expertise in restructuring distressed loans and restructuring of companies which he gained at Pali Capital, The Blackstone Group/GSO Capital Partners, Pirate Capital LLC and Icahn Associates Corp. His public company current and former board experience includes The Pep Boys; Huntingdon Capital Corp.; Fisher Communications, Inc.; Xinergy Ltd.; Cline Mining Corporation; James River Coal Company; and CKE Restaurants, Inc.

About Midway Gold Corp.

Midway Gold Corp. is a North American exploration and mining company with precious metals properties located in Nevada and Washington states. On June 22, 2015, Midway, and certain of its subsidiaries and affiliates, including, Midway Gold US Inc., filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Colorado. Additional information and other materials related to the restructuring, including documents filed with the Court, are available at http://dm.epiq11.com/MidwayGold.

Midway Gold Corp.

Investor Relations, 720-979-0900

www.midwaygold.com